Exhibit 99.3

Business

Unless otherwise specified, capitalized terms used herein but not defined herein have the meanings given to such terms in the Company’s registration statement on Form S-1, as amended (File No. 333-272743), initially filed with the U.S. Securities and Exchange Commission on June 16, 2023 (the “Registration Statement”).

The Company

The Company was incorporated in Delaware on May 2, 2001. Prior to cryptocurrency mining operations that began in October 2021, the Company produced live and virtual pop culture conventions and events and sold a gelatin machine and related consumables that were discontinued in 2021. In addition, the Company operated an eCommerce site selling pop culture memorabilia that was discontinued on June 30, 2022.

Background

On May 3, 2023, the Company completed its previously announced Merger with Prairie LLC pursuant to the terms of the Merger Agreement, pursuant to which, among other things, Merger Sub merged with and into Prairie LLC, with Prairie LLC surviving and continuing to exist as a Delaware limited liability company and a wholly-owned subsidiary of the Company.

Upon consummation of the Merger, the Company changed its name from “Creek Road Miners, Inc.” to “Prairie Operating Co.” The Company continues to trade under the current name and ticker symbol “CRKR” and expects to commence trading on the OTCQB under the new name and ticker symbol “PROP” once FINRA processes the Company’s pending Rule 10b-17 action request pursuant to FINRA Rule 6490.

Prior to the consummation of the Merger, the Company effectuated the Restructuring Transactions in the following order and issued an aggregate of 96,436,808 shares of Common Stock (excluding shares reserved for issuance and unissued subject to certain beneficial ownership limitations) and 4,423 shares of Series D Preferred Stock:

(i) the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, plus accrued dividends, were converted, in the aggregate, into shares of Common Stock;

(ii) the Original Debentures, plus accrued but unpaid interest and a 30% premium, were exchanged, in the aggregate, for (a) the AR Debentures in the principal amount of $1,000,000 in substantially the same form as their respective Original Debentures, (b) shares of Common Stock and (c) shares of Series D Preferred Stock, and such Series D Preferred Stock shall automatically convert into shares of Common Stock at a price of $0.175 per share immediately after the Uplisting;

(iii) accrued fees payable to the Board in the amount of $110,250 were converted into shares of Common Stock;

(iv) accrued consulting fees of the Company in the amount of $318,750 payable to Bristol Capital were converted into shares of Common Stock; and

(v) all amounts payable pursuant to certain convertible promissory notes were converted into shares of Common Stock.

Prior to the Closing, the Company’s then existing warrants to purchase shares of Common Stock and Series B Preferred Stock and options to purchase shares of Common Stock were cancelled and retired and ceased to exist without the payment of any consideration to the holders thereof (other than warrants to purchase approximately 1.54 million shares of Common Stock).

At the Effective Time, all membership interests in Prairie LLC were converted into the right to receive each member’s pro rata share of 65,647,676 shares of Common Stock.

1

At the Effective Time, the Company assumed and converted options to purchase membership interests of Prairie LLC outstanding and unexercised as of immediately prior to the Effective Time into Options to acquire an aggregate of 8,000,000 shares of Common Stock for $0.25 per share, which are only exercisable if specific production hurdles are achieved, and the Company entered into the Option Agreements with each of Gary C. Hanna, Edward Kovalik, Paul Kessler and a third-party investor. An aggregate of 2,000,000 Options are subject to be transferred to the PIPE Investors, based on their then percentage ownership of PIPE Preferred Stock to the aggregate PIPE Preferred Stock outstanding and held by all PIPE Investors as of the Closing Date, if the Company does not meet certain performance metrics by May 3, 2026.

In addition, the Company consummated the previously announced purchase of oil and gas leases, including all of Exok’s right, title and interest in, to and under certain undeveloped oil and gas leases located in Weld County, Colorado, together with certain other associated assets, data and records, consisting of approximately 3,157 net mineral acres in, on and under approximately 4,494 gross acres from Exok for $3,000,000 pursuant to the Exok Agreement.

To fund the Exok Transaction, the Company received an aggregate of approximately $17.38 million in proceeds from the PIPE Investors, and the PIPE Investors were issued PIPE Preferred Stock, with a stated value of $1,000 per share and convertible into shares of Common Stock at a price of $0.175 per share, and 100% warrant coverage for each of the Series A Warrants and Series B Warrants in the PIPE pursuant to the Securities Purchase Agreement entered into with each PIPE Investor.

Nature of Business

Cryptocurrency Mining

We generate substantially all our revenue through cryptocurrency we earn through our mining activities. We have historically mined and held Bitcoin exclusively, which we may sell to fund our operating and capital expenditures. Our mining operations commenced on October 24, 2021. We use special cryptocurrency mining computers to solve complex cryptographic algorithms to support the Bitcoin blockchain and, in return, receive Bitcoin as our reward. Miners measure their processing power, which is known as “hashing” power, in terms of the number of hashing algorithms solved per second, which is the miner’s “hash rate.” Cryptocurrency mined by the Company has historically been held short-term and sold to fund operations. As described further in the table provided in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prairie Operating Co. – Mining Results” in the Registration Statement, the Company earned approximately 19 Bitcoin, net of fees, from its mining operations during the fourth quarter of 2021 and first half of 2022. Substantially all such Bitcoin was sold during the second quarter of 2022 in order to fund operations. Historically, the Company’s liquidity and value of its Bitcoin held was subject to the risks associated with the volatility in Bitcoin pricing. Since June 30, 2022, the Company is neither receiving meaningful cryptocurrency awards nor generating meaningful revenue from cryptocurrency mining, and we currently do not expect to receive rewards in the form of cryptocurrency in the future. Atlas deducts a hosting service fee from the monthly total mined currency produced by our miners and remits the net mined currency to us in cash. We currently do not intend to mine crypto assets other than Bitcoin.

Mining Equipment

All of our miners were manufactured by Bitmain, and incorporate application-specific integrated circuit chips specialized to solve blocks on the Bitcoin blockchains using the 256-bit secure hashing algorithm in return for Bitcoin cryptocurrency rewards.

Factors Affecting Profitability

Our business is heavily dependent on the market price of Bitcoin. The prices of cryptocurrencies, specifically Bitcoin, have experienced substantial volatility. Further affecting the industry, and particularly for the Bitcoin blockchain, the cryptocurrency reward for solving a block is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For Bitcoin the reward was initially set at 50 Bitcoin currency rewards per block. The Bitcoin blockchain has undergone halving three times since its inception as follows: (1) on November 28, 2012 at block 210,000; (2) on July 9, 2016 at block 420,000; and (3) on May 11, 2020 at block 630,000, when the reward was reduced to its current level of 6.25 Bitcoin per block. The next halving for the Bitcoin blockchain is anticipated to occur in March 2024 at block 840,000, when the reward will be reduced to 3.125 Bitcoin per block. This process will reoccur until the total amount of Bitcoin currency rewards issued reaches 21 million and the theoretical supply of new Bitcoin is exhausted. Many factors influence the price of Bitcoin, and potential increases or decreases in prices in advance of, or following, a future halving is unknown.

2

In addition to the market price of Bitcoin, the price of electricity can impact the profitability of Bitcoin mining operations. We use special cryptocurrency mining computers to solve complex cryptographic algorithms to support the Bitcoin blockchain and, in return, receive Bitcoin as our reward. Miners measure their processing power, which is known as “hashing” power, in terms of the number of hashing algorithms solved per second, which is the miner’s “hash rate.” A miner with a higher hash rate consumes more electricity to run than a miner with a lower hash rate. In order to normalize the cost of electricity, we entered into a Master Services Agreement with Atlas, pursuant to which we pay Atlas a flat fee of $20.00 per miner to cover set-up costs and thereafter pay a monthly fee to Atlas for the quantity of electricity consumed by the miners at a rate of $0.08 per kWh. As the miners are constantly running, our electricity costs are determined by multiplying the price per kWh by the number of hours in the month by the metered rated power consumption of our miners hosted by Atlas. As such, the more miners we have hosted by Atlas, the higher our electricity costs are, and in turn, more Bitcoin is generated.

We have historically mined and held Bitcoin exclusively, which we may sell to fund our operating and capital expenditures. Since June 30, 2022, the Company is neither receiving meaningful cryptocurrency awards nor generating meaningful revenue from cryptocurrency mining.

Our business is heavily dependent on the market price of Bitcoin, which has experienced substantial volatility and has recently dropped to its lowest price since December 2020. As of March 31, 2023, the market price of Bitcoin was $28,478, which reflects a decrease of approximately 31% since the beginning of 2022, and a decrease of approximately 58% from its all-time high of approximately $67,000. In addition, the cost of natural gas that we use to produce electricity to power our miners has increased substantially. The cost of natural gas in the United States during 2022 has increased by as much as approximately 260% since the beginning of 2022.

Recent industry-wide developments, including the continued industry-wide fallout from the recent Chapter 11 bankruptcy filings of cryptocurrency exchange FTX (including its affiliated hedge fund Alameda Research), crypto hedge fund Three Arrows, crypto miners Compute North and Core Scientific and crypto lenders Celsius Network, Voyager Digital and BlockFi are beyond our control. We are not directly affected by these recent incidents, as we do not have any counterparty credit exposure to the above-mentioned firms nor expect their potential bankruptcy to have any direct impact on our business or operations, and our share price since June 30, 2023, our last reporting period, have not been directly affected by such recent incidents. The Company has no exposure to any of the cryptocurrency market participants that recently filed for Chapter 11 bankruptcy or any other counterparties, customers, custodians or other participants in crypto asset markets, or who are known to have experienced excessive redemptions, suspended redemptions, withdrawals of crypto assets or have crypto assets of their customers unaccounted for or material corporate compliance failures; and the Company does not have any assets, material or otherwise, that may not be recovered due to these bankruptcies or excessive or suspended redemptions. The price of Common Stock may still not be immune to unfavorable investor sentiment resulting from these recent developments in the broader cryptocurrency industry and you may experience depreciation of the price of Common Stock.

These price movements result in decreased cryptocurrency mining revenue and increased cryptocurrency mining costs, both of which have a material adverse effect on our business, financial condition and results of operations.

Master Services Agreement – Atlas

On March 2, 2023, the Company entered into the Master Services Agreement with Atlas pursuant to which Atlas will provide the Company with cryptocurrency mining services for the Company’s cryptocurrency miners at its facility in North Dakota for a term of two years. The Company has approximately 750 miners at the Atlas Facility and approximately 600 additional miners were shipped to the Company and deployed to the Atlas Facility on June 28, 2023.

Under the Master Services Agreement, the Company agreed to pay an initial flat fee of $20.00 per miner to cover set-up costs and thereafter pay a monthly fee to Atlas for the quantity of electricity consumed by the miners at a rate of $0.08 per kWh. As the miners are constantly running, the Company’s electricity costs are determined by multiplying the price per kWh by the number of hours in the month by the metered rated power consumption of the Company’s miners hosted by Atlas. In exchange for such payment, Atlas hosts the miners at its North Dakota facility, including providing rack space, electrical power, internet connectivity, physical security, installation, configuration and monitoring of the miners for any downtime, with a guarantee to maintain a minimum of 95% uptime for all of our miners, not including any power outages or other force majeure events.

The electricity fee is invoiced monthly, within five (5) business days following the end of each calendar month. Any mined cryptocurrency produced by the Company’s miners is transferred to wallets in the custody and control of Atlas. Within five (5) business days following the end of each calendar month, Atlas first deducts the electricity fee from the monthly total mined currency produced by the miners, and then remits to the Company the net mined currency in cash.

The term of the Master Services Agreement is two years. The Company has the right to terminate the Master Services Agreement if (a) Atlas fails to perform any of its obligations under the Master Services Agreement in any material respect that is not cured within 30 business days of receiving written notice from the Company or (b) Atlas enters into bankruptcy, dissolution, financial failure or insolvency which is not dismissed or otherwise remedied within thirty (30) days.

Atlas has the right to terminate the Master Services Agreement if the Company (a) (i) fails to deliver miners to Atlas; (ii) fails to make any payment(s) when due pursuant to the Master Services Agreement; (iii) breaches any of its representations or warranties in the Master Services Agreement; (iv) violates, or fails to perform or fulfill any covenant or provision of the Master Services Agreement, and any such breach of (a) is not cured within ten (10) business days after receipt of written notice from Atlas; or (b) enters into bankruptcy, dissolution, financial failure or insolvency which is not dismissed or otherwise remedied within thirty (30) days.

Upon expiration or termination of the Master Services Agreement and upon payment of all undisputed amounts owed under the Master Services Agreement, Atlas shall decommission and return all of the Company’s miners to the Company.

Government Regulation

Cryptocurrency is increasingly becoming subject to governmental regulation, both in the U.S. and internationally. State and local regulations also may apply to our activities and other activities in which we may participate in the future. Numerous regulatory bodies have shown an interest in regulating blockchain or cryptocurrency activities. For example, on March 9, 2022, President Biden signed an executive order on cryptocurrencies. While the executive order does not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency. Future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability. As the regulatory and legal environment evolves, we may become subject to new laws and regulation which may affect our mining and other activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see the section entitled “Risk Factors” in the Registration Statement.

Intellectual Property

We do not currently own any patents in connection with our existing and planned blockchain and cryptocurrency related operations.

The Exok Assets

Prairie acquired the following assets from Exok in the Exok Transaction:

●	all of Exok’s right, title and interest in, to and under the fee oil and gas leases described more particularly in the Exok Agreement, including all working interests, operating rights, record title interests and other interests of every kind and character (the “Fee Leases”), that include and convey no less than a 75% net revenue interest (“NRI,” being the share of production of all hydrocarbons produced, saved and sold, after all burdens, such as royalty and overriding royalty, have been deducted from the working interest) in each Fee Lease;

●	all of Exok’s right, title and interest in, to and under the State of Colorado Oil and Gas Lease described more particularly in the Exok Agreement, including all working interests, operating rights, record title interests and other interests of every kind and character (the “State Leases”), that include and convey no less than a 77.5% NRI in the State Leases;

●	100% of Exok’s leasehold interest (Fee Leases and State Leases collectively referred to as the “Leases”) in approximately 3,157 net mineral acres in, on and under approximately 4,494 gross acres located in Weld County, Colorado, as described more particularly in the Exok Agreement (the “Lands”);

●	to the extent transferable, Exok’s interests in and under all contracts, agreements and instruments by which the other Exok Assets are bound or that relate to or are used or useful in connection with the ownership, development or operation of the Leases or the Lands, to the extent applicable to the Leases or Lands, including all surface use agreements, surface rights, surface permits and other similar rights and instruments; and

●	all of Exok’s records, files and geological and geophysical data directly related to the Exok Assets, including without limitation all seismic data and interpretations thereof, logs, core analyses, formation tests, films, surveyors’ notes, plane table sheets, shot point data bases, land files, contract files, lease files, title files (including title reports, title opinions, runsheets, abstracts, evidence of bonus and rental payments), maps, surveys and data sheets.

3

The assets are undeveloped oil and gas leasehold acreage located in northern Colorado, in Weld County covering approximately 4,494 gross acres and 3,157 net acres. The operating area is rural and free of development. Access to the leases is by paved and dirt country roads and private road access. Approximately 70% of the net leasehold is held under fee leases, with the remaining 30% held under State of Colorado leases. Prairie does not hold any interest in federal oil and gas leases. All of the acreage is held by crude oil and natural gas leases with varying expiration dates, some with options to extend ranging from 1 to 4 years. The fee leases are burdened with total royalties of 25%. The State of Colorado leases are burdened with total royalties of 22.5%. The leases can be held indefinitely by production. Unless production is established within the spacing units covering the undeveloped acreage, the leases for such acreage will eventually expire. There are no lease expirations prior to July 23, 2025.

The Exok Assets are located in and around wells drilled in both the Niobrara Shale and the Codell Sandstone formations within the D-J Basin. While production activities in the D-J Basin date back to the 1970s, production within the D-J Basin has increased rapidly since the horizontal drilling boom in 2009, with both the Niobrara and Codell formations contributing to this activity. Within the D-J Basin operating area, there are over 1,300 legacy vertical wells, with Noble Energy, Inc. (now Chevron Corporation), Civitas Resources, Inc., EOG Resources, Inc. and Samson Energy Company, LLC operating a substantial number of such wells.

The primary drilling objective in this area is crude oil production from the fractured Codell and Niobrara formations. The area has seen a renewed interest in drilling activity over the past decade in conjunction with drilling success in the Niobrara in the D-J Basin on the front range of Colorado. Active operators in the area have included Noble Energy, Inc. (now Chevron Corporation), Civitas Resources, Inc., EOG Resources, Inc., Samson Energy Company, LLC and others. There is ample takeaway infrastructure in place within several miles of the Exok Assets, including multiple midstream operators such as Summit Midstream Partners LP, Outrigger Energy II LLC, Rimrock Energy Partners LLC and Roaring Fork Midstream LLC.

Pursuant to the Exok Agreement, the Company has the option to purchase, from the Closing Date until the later of (x) the date that is ninety (90) days following the Closing Date and (y) August 15, 2023, approximately 20,327 net mineral acres in, on and under approximately 32,695 additional gross acres from Exok for a purchase price of $22,182,000, payable in (a) $18,000,000 in cash and (b) $4,182,000 in total equity consideration, consisting of (1) a number of shares of Common Stock equal to the quotient of $4,182,000 divided by the volume weighted average price for shares of Common Stock for twenty (20) consecutive trading days ending on the date such option is exercised by the Company and (2) an equal number of warrants to purchase shares of Common Stock (the “Exok Option”).

The Company is currently applying for permits to begin drilling. We expect to begin drilling in the first quarter of 2024, subject to receiving approvals for the requisite permits and obtaining sufficient financing.

Environmental and Occupational Health and Safety Regulations

Our planned oil, natural gas, and NGL exploration and production operations will be subject to stringent federal, regional, state and local laws and regulations regulating worker health and safety, the release or disposal of materials into the environment, or otherwise relating to protection of the environmental and natural resources. These laws and regulations may impose significant obligations on our operations, including the need to obtain permits to conduct drilling or other regulated activities; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; restrict the types, quantities and concentration of materials that can be released into the environment in the performance of drilling and production activities; apply workplace health and safety standards for the benefit of employees; require remedial activities or corrective actions to mitigate environmental impacts from former or current operations, such as restoration of drilling pits and plugging of abandoned wells; and impose substantial liabilities for pollution or unauthorized releases of hazardous materials resulting from our operations.

4

The following is a summary of the more significant existing federal environmental and occupational health and safety laws and regulations, as amended from time to time, to which our planned oil, natural gas and NGL operations will be subject to.

●	The Clean Air Act (“CAA”), which restricts the emission of air pollutants from many sources, imposes various pre-construction, operational, monitoring and reporting requirements and has been relied upon by the EPA as authority for adopting climate change regulatory initiatives relating to GHG emissions.

●	The Federal Water Pollution Control Act, also known as the “Clean Water Act,” which regulates discharges of pollutants from facilities to state and federal waters and establishes the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States.

●	The Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), which imposes strict liability on generators, transporters, disposers and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur.

●	The Resource Conservation and Recovery Act (“RCRA”), which governs the generation, treatment, storage, transport and disposal of non-hazardous and hazardous wastes.

●	The Oil Pollution Act (“OPA”), which subjects owners and operators of vessels, onshore facilities and pipelines, as well as lessees or permittees of areas in which offshore facilities are located, to strict liability for removal costs and damages arising from an oil spill in waters of the United States.

●	The Safe Drinking Water Act (“SDWA”), which ensures the quality of the nation’s public drinking water through adoption of drinking water standards and controlling the injection of waste fluids into below-ground formations that may adversely affect drinking water sources.

●	The Occupational Safety and Health Act (“OSH Act”), which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures.

●	The Emergency Planning and Community Right-to-Know Act (“EPCRA”), which requires reporting on the storage, use, and release of certain chemicals to federal, state, tribal, and/or local governments to help protect communities from potential risks.

●	The Endangered Species Act (“ESA”), which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating restrictions or a temporary, seasonal, or permanent ban in affected areas.

Additionally, Colorado, where our operations are conducted, has analogous environmental and occupational health and safety laws and regulations governing many of these same types of activities. In some cases these regulations may impose additional or more stringent conditions or controls that can significantly restrict, delay or cancel the permitting, development or expansion of our operations or substantially increase the cost of doing business. In 2019, Colorado passed SB 19-181, which changed Colorado Oil & Gas Conservation Commission’s mission from “fostering” oil and gas development to “regulating oil and gas development in a manner than protects public health, safety, welfare, the environment and wildlife resources.” The agency has since promulgated, and continues to develop, a number of rulemakings reflecting that mission change and imposing additional and stricter regulations on oil and natural gas operations throughout the state.

Our operations will also be subject to a variety of local environmental and regulatory requirements, including land use, zoning, building, and transportation requirements. Any failure to comply with these laws, regulations and regulatory initiatives or controls may result in the assessment of sanctions, including administrative, civil, and criminal penalties; the imposition of investigatory, remedial, and corrective action obligations or the incurrence of capital expenditures; the occurrence of restrictions, delays or cancellations in the permitting, development or expansion of projects; and issuance of injunctions restricting or prohibiting some or all of our activities in a particular area.

5

The trend in environmental and occupational health and safety laws and regulations over time has been the imposition of increasingly restrictive and limiting regulations on activities that may adversely affect the environment and natural resources or expose workers to injury. If existing regulatory requirements or enforcement policies change or new executive action or regulatory or enforcement initiatives are developed and implemented in the future, we may be required to make significant, unanticipated capital and operating expenditures which could have a material adverse impact on our financial condition or results of operations.

Additionally, the federal OSH Act and analogous state occupational safety and health laws that impose rigorous standards to prevent or mitigate workers’ exposure to injury will require us to organize information about materials, some of which may be hazardous or toxic, that are used, released or produced in our planned oil, natural gas, and NGL exploration and production operations. Moreover, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that this information be provided to employees, state, local and other applicable government authorities and citizens.

Employees

As of July 25, 2023, we have ten employees. We have never experienced a work stoppage and believe we maintain positive relationships with our employees.

Facilities

Our primary office is located at 602 Sawyer Street, Suite 710, Houston, Texas 77007.

Legal Proceedings

The Company is not involved in any disputes and does not have any litigation matters pending which the Company believes could have a materially adverse effect on the Company’s financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our Common Stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

6